Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2021 RESULTS

REPORTS NET INCOME OF $9.9 MILLION, OR $0.17 PER DILUTED SHARE

HOUSTON – May 12, 2021 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) today reported operational and financial results for the first quarter of 2021.

Highlights and Recent Key Items:

•	Reported strong Q1 2021 net income of $9.9 million ($0.17 per diluted share) and Adjusted Net Income(1) of $8.7 million ($0.15 per diluted share);
•	Generated Adjusted EBITDAX(1) of $18.0 million, more than five times compared to the fourth quarter of 2020;
•	Sold 619,000 barrels of oil in Q1 2021, an increase of 113% over the fourth quarter of 2020;
•	Produced 5,180 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 5,954 working interest (“WI”)(3) BOPD in Q1 2021, up 11% from the fourth quarter of 2020;
•	Closed the transformational acquisition of Sasol’s working interest in the Etame field offshore Gabon (the “Sasol Acquisition”) on February 25, 2021;
•	Announced the signing of a non-binding Letter of Intent (“LOI”) for a new Floating Storage and Offloading unit (“FSO”) with Omni Offshore Terminals Pte Ltd (“Omni”) at the Etame field;
o	Proposal could reduce VAALCO’s operating costs by 15% to 25% when compared to the current FPSO contract during the term of the proposed agreement;
•	Entered into crude oil commodity swap agreements for a total of 672,533 barrels at a Dated Brent weighted average price of $66.51 per barrel for the period of May 2021 through October 2021;
o	VAALCO believes that it has locked in sufficient cash flow to fund its capital commitments related to the upcoming drilling campaign and potential FSO conversion costs; and
•	Maintained a strong balance sheet with no debt and a cash balance of $19.3 million, including $1.7 million in joint venture owner advances as of March 31, 2021.

(1)

Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.
(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.

George Maxwell, VAALCO’s Chief Executive Officer commented, “This was a strong quarter operationally and financially for VAALCO that provides a strong platform for the Company as we build momentum towards another potentially transformational drilling campaign at Etame.  As we announced in February 2021, we are very excited to have closed the Sasol Acquisition which nearly doubles our net production and reserves with minimal increase in G&A expense. The increase to our production and sales were included in our results after closing and will be fully evident for an entire period beginning in the second quarter of 2021. With the macro price environment stabilizing and strong sales in 2021’s first quarter, we generated more than five times the Adjusted EBITDAX we reported in the fourth quarter of 2020, indicating the financial strength that the Company will be capable of going forward. In April we signed a non-binding LOI with Omni for a FSO to service our Etame operations once the current FPSO contract expires in 2022. This development approach could allow us to enhance our operations, reduce costs, improve net-backs and secure our ability to maintain production growth and maximize value at Etame for the next decade. The FSO could lower our total Company operating costs by 15% to 25% compared to the current FPSO, which will add to our margins and ability to generate free cash flow in uncertain pricing environments. We will continue working to finalize an agreement with Omni that will be mutually beneficial for all parties. This week we opportunistically added more hedges at a very attractive $66.51 per barrel, which means that we have further mitigated downside pricing risk and will have 70% of our production hedged through October 2021. We believe that with these additional hedges, our capital commitments over the next 12 months will be fully funded through our cash flow and cash on hand.”

“Over the past several years, our management team and our outstanding employees have executed on VAALCO’s strategy of accretive growth and free cash flow generation through cost effectively maintaining core production. These successes have placed VAALCO in a very enviable position, with no debt, strong free cash flow generation, significant organic growth opportunities and the ability to actively search for accretive acquisitions. We are forecasting that we will continue to generate strong free cash flow and solidify our cash position ahead of our next Etame drilling campaign later this year. Interpretation of the new seismic is underway to optimize and de-risk our drilling locations and potentially identify new drilling locations. We are planning to drill up to four wells in the upcoming drilling campaign, which we expect could increase gross field production by 7,000 to 8,000 BOPD when the drilling program is completed as planned in 2022. We are firmly focused on maximizing shareholder returns while we continue to progress our strategic objectives of accretive growth in a strengthening pricing environment.”

Operational Update

Gabon

Acquisition of Sasol’s Interest at Etame

In November 2020, VAALCO signed a sale and purchase agreement (“SPA”) to acquire Sasol Gabon S.A.’s (“Sasol’s”) 27.8% working interest in the Etame Marin block offshore Gabon, and on February 25, 2021, the Company completed the acquisition. The effective date of the transaction was July 1, 2020.  The Sasol Acquisition increased VAALCO’s working interest to 58.8%, almost doubling the Company’s total production and reserves.  Reserves, production and financial results for the interests acquired have been included in the Company’s results for periods after February 25, 2021. Based on management’s internal estimates, the Company estimates that approximately 2.7 MMBO of proved NRI reserves and 9.1 MMBO of 2P CPR WI reserves were acquired.

All assets and liabilities associated with Sasol’s interest in the Etame Marin block were recorded at their fair value, based on various assumptions made by the Company.  As a result of comparing the purchase price to the fair value of the assets acquired and liabilities assumed, a $7.7 million bargain purchase gain was recognized. A bargain purchase gain of $5.5 million is included in “Other, net” under “Other income (expense)” in the condensed consolidated statements of operations. An income tax benefit of $2.2 million due to the bargain purchase gain is also included in the condensed consolidated statements of operations.  The reason for the bargain purchase gain is mainly due to the lower crude oil price outlook used when the SPA was signed, November 17, 2020, and the higher oil price outlook on February 25, 2021, when the fair value of the reserves associated with the acquisition

were determined.    The actual impact of the Sasol Acquisition was an increase to “Total revenues” in the condensed consolidated statement of operations of $9.4 million for the three months ended March 31, 2021, and a $1.2 million increase to “Net income” in the condensed consolidated statement of operations for the three months ended March 31, 2021.

Under the terms of the SPA, a contingent payment of $5.0 million is payable to Sasol should the average Dated Brent price over a consecutive 90-day period from July 1, 2020 to June 30, 2022 exceed $60.00 per barrel. Included in the purchase consideration was the fair value, at closing, of the contingent payment due to Sasol.  As of March 31, 2021, VAALCO estimated the liability associated with this payment to be $5.0 million and recorded the difference between the initial fair value of $4.6 million and the $5.0 million fair value at March 31, 2021 as additional expense included in “Other operating expense, net” under “Operating income (loss)” in the condensed consolidated statements of operations. On April 29, 2021, the conditions related to the contingent payment were met and VAALCO paid the $5.0 million contingent amount to Sasol in accordance with the terms of the SPA.

Letter of Intent for FSO at Etame

VAALCO signed a non-binding LOI with Omni to provide and operate a FSO unit at VAALCO’s Etame Marin field offshore Gabon for up to 11 years upon the expiration of the current FPSO contract with BW Offshore in September 2022. The Company has studied a variety of alternatives regarding the expiration of the contract on its current FPSO and the proposed development approach utilizing an FSO and processing on existing platforms aligns with VAALCO’s ongoing strategy to reduce operating costs and extend field life. This is particularly attractive due to the potential for meaningful ongoing operating cost reductions over its term compared with the current FPSO arrangement and other options analyzed.

VAALCO’s initial forecasts indicate that a capital investment of $40 million - $50 million gross ($25 million - $32 million net to VAALCO) could lead to annual operating expense savings of $15 million - $20 million gross ($9 million - $12 million net to VAALCO) over the life of the new agreement, resulting in a fast payback of its invested capital and enhancing margins. These savings are achieved due to a more simplified processing system that avoids duplication of processing on the platforms and again on the FSO. This change is expected to reduce or eliminate the need for most ongoing life extension costs. Additionally, given the current commodity price environment and the recently added commodity hedges, VAALCO believes that the potential capital costs for the FSO conversion and the upcoming planned 2021/2022 drilling campaign can be funded with cash from operations and cash on hand.

Seismic and 2021/2022 Drilling Campaign

In December 2020, VAALCO completed the acquisition of approximately 1,000 square kilometers of new dual-azimuth proprietary 3-D seismic data over the entire Etame Marin block. The Company expects the seismic data to enhance sub-surface imaging by merging legacy data with newly acquired seismic allowing for the first continuous 3-D seismic over the entire block. The processing of the seismic data began in January 2021, and VAALCO expects all the data to be fully processed and analyzed by the fourth quarter of 2021. The seismic data will be used to optimize drilling locations for the 2021/2022 drilling campaign, as well as to de-risk future drilling locations and potentially identify new drilling locations.  The Company plans to commence the next drilling campaign at Etame in late 2021 or early 2022 with two development wells and two appraisal wells at an estimated cost of $115.0 million to $125.0 million gross, or $73.0 million to $79.0 million, net to VAALCO’s 63.6% participating interest.

Equatorial Guinea

VAALCO had a 43% WI in Block P offshore Equatorial Guinea.  On August 27, 2020, the amendment to the production sharing contract to ratify the Company’s increased working interest and appointment as operator was approved by the Ministry of Mines and Hydrocabons (“EG MMH”). On April 12, 2021, the majority of non-defaulting parties assigned the defaulting party’s interest to the non-defaulting parties.  As a result, VAALCO’s working interest will increase to 45.9% once the EG MMH approves a new amendment to the production sharing contract. As of March 31, 2021,  the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.

Financial Update –  First Quarter of 2021

Net income of $9.9 million ($0.17 per diluted share) for the first quarter of 2021 compared favorably with a net loss of $3.6 million ($0.06 per diluted share) in the fourth quarter of 2020 and a $52.8 million loss ($0.91 per diluted share) in the first quarter of 2020. The first quarter of 2021 reflected stronger revenue due to three liftings in the quarter and higher realized pricing. First quarter 2021 earnings also included a $7.7 million bargain purchase gain related to the Sasol Acquisition, offset by a $6.0 million loss on derivative instruments, of which $4.2 million was an unrealized loss.

Net loss for the fourth quarter of 2020 included the impact from $3.6 million in exploration expense related to the Etame seismic program during the quarter and a charge of approximately $2.2 million for stock-based compensation expense.  The lifting scheduled for December 2020 was delayed to January 2021 which reduced sales volumes and revenues while increasing capitalized crude oil inventory costs for the fourth quarter of 2020.  This delayed the lifting for approximately 155 MBO NRI barrels from the fourth quarter of 2020 until the first quarter of 2021. The net loss in the first quarter of 2020 was primarily impacted by the impairment of proved properties of $30.6 million and deferred income tax expense of $35.6 million offset by unrealized gains on derivatives of $6.6 million.

Adjusted Net Income for the first quarter of 2021 increased to $8.7 million ($0.15 per diluted share) from an Adjusted Net Loss of $5.6 million or ($0.10 per diluted share) in the fourth quarter of 2020 primarily as a result of increased sales and realized pricing. Adjusted Net Income for the first quarter of 2020 was $6.9 million ($0.12 per diluted share).

Adjusted EBITDAX totaled $18.0 million in the first quarter of 2021 compared with  $3.5 million in the fourth quarter of 2020 and $6.0 million in the same period of 2020.   Adjusted EBITDAX for the first quarter of 2021 was higher than both prior periods primarily due to increased sales volumes and improved realized prices.

Revenue and Sales
	Q1 2021	Q1 2020	% Change Q1 2021 vs. Q1 2020	Q4 2020	% Change Q1 2021 vs. Q4 2020
Production (NRI BOPD)	5,180	4,944	5%	4,662	11%
Sales (NRI BO)	619,000	294,000	111%	290,000	113%
Realized crude oil price ($/BO)	$61.31	$59.54	3%	$42.07	46%
Total crude oil sales ($MM)	$39.8	$18.4	116%	$12.6	216%

VAALCO had three liftings in the first quarter of 2021, which resulted in total sales volumes of 619,000 barrels compared to 290,000 barrels in the fourth quarter of 2020 and 294,000 barrels for the same period in 2020.  During both the first and fourth quarter of 2020 VAALCO had two liftings. The increase in volumes in the first quarter of 2021 is primarily due to the additional lifting and additional interest following the closing of the Sasol Acquisition.  First quarter of 2021 realized pricing rose 46% compared to the fourth quarter of 2020 and 3%

compared to the first quarter of 2020. Following the sharply lower prices realized due to the COVID-19 pandemic and OPEC-related pricing issues in March 2020, pricing has recovered and in the first quarter of 2021 this recovery increased to pre-pandemic pricing levels.

Costs and Expenses
	Q1 2021	Q1 2020	% Change Q1 2021 vs. Q1 2020	Q4 2020	% Change Q1 2021 vs. Q4 2020
Production expense, excluding workovers ($MM)	$16.1	$6.9	134%	$6.6	145%
Production expense, excluding workovers ($/BO)	$26.02	$23.39	11%	$22.66	15%
Workover expense ($MM)	$—	$2.8	(100)%	$(0.1)	(100)%
Depreciation, depletion and amortization ($MM)	$4.1	$3.1	32%	$1.3	215%
Depreciation, depletion and amortization ($/BO)	$6.70	$10.55	(37)%	$4.37	54%
General and administrative expense, excluding stock-based compensation ($MM)	$3.0	$3.4	(12)%	$2.5	20%
General and administrative expense, excluding stock-based compensation ($/BO)	$4.83	$11.30	(57)%	$8.73	(45)%
Stock-based compensation expense (benefit) ($MM)	$1.6	$(2.6)	(162)%	$2.2	(27)%
Current income tax expense (benefit) ($MM)	$3.4	$(2.1)	(262)%	$2.0	70%
Deferred income tax expense (benefit) ($MM)	$(0.3)	$35.6	(101)%	$(2.8)	(89)%

Total production expense, excluding workovers, increased compared to the same period in 2020 and fourth quarter 2020 primarily due to higher sales and an increase in working interest associated with the Sasol Acquisition.  The per-unit production expense, excluding workovers, increased in the first quarter of 2021 as compared to the prior periods as a result of crude oil inventory and FPSO charter costs.  Production expense for the first quarter of 2021 included approximately $0.6 million in additional costs related to proactive employee-related measures taken in response to the pandemic.

Depreciation, depletion and amortization (“DD&A”) expense in the first quarter of 2021 on a per NRI barrel of crude oil sales basis was higher compared to the prior periods presented due to higher depletable costs associated with the Sasol Acquisition.  The per-unit DD&A rate in the first quarter of 2021 was higher than the rate in the fourth quarter of 2020 due to purchase price accounting of the Sasol Acquisition increasing the overall DD&A rate. The per-unit DD&A rate in the first quarter of 2021 was lower than the rate in the first quarter of 2020 as the first quarter of 2020 had additional costs associated with the Etame 11H well, South East Etame 4P appraisal wellbore and South East Etame 4H well.

General and administrative (“G&A”) expense, excluding stock-based compensation, in the first quarter of 2021 was lower than in the first quarter of 2020, but higher than the fourth quarter of 2020. The increase compared to the prior quarter was as a result of increased employer taxes and 401(k) contributions due to larger employee contributions, increased salaries, increased legal fees associated with M&A and severance activity and higher accounting and audit related fees.  Non-cash stock-based compensation expense was impacted by the change in the SARs liability as a result of changes in the Company’s stock price during the quarter. For the first quarter of 2021 the stock-based compensation expense related to SARs was an expense of $1.2 million compared to benefit of $2.7 million for the first quarter of 2020. For the fourth quarter of 2020 there was expense of $1.9 million related to SARs.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax expense for the three months ended March 31, 2021 was $3.1 million. This is comprised of $(0.3) million of deferred tax benefit and a current tax expense of $3.4 million.  Income tax expense for the three months ended March 31, 2020 included $35.6 million of deferred tax expense and a current tax benefit of $(2.1) million.  The deferred income tax expense for the three months ended March 31, 2020 included a $46.9 million charge to increase the valuation allowances on U.S. and Gabonese deferred tax assets offset by an $11.8 million deferred tax benefit. For both the three months ended March 31, 2021 and 2020, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with operations and deducting foreign taxes rather than crediting them for United States tax purposes.  For the fourth quarter of 2020, income tax was a benefit of $0.8 million, and included a $2.8 million deferred tax benefit.

Response to COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors.  In response to the COVID-19 pandemic, VAALCO has taken the following measures:

Put into place social distancing measures at VAALCO’s work sites;
Actively screening and monitoring employees and contractors that come onto the Company’s Gabon facilities including testing and quarantine periods with onsite medical supervision; and
Engaging in regular Company-wide COVID-19 updates to keep employees informed of key developments.

VAALCO expects to continue to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of May 12, 2021, VAALCO has experienced no material impact on its Gabon operations directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic.  These costs were approximately $0.6 million during the first quarter of 2021.

Capital Investments/Balance Sheet

For the first quarter of 2021, net capital expenditures, excluding acquisitions, totaled $1.2 million on a cash basis and $2.5 million on an accrual basis. These expenditures were primarily related to equipment and enhancements as well as early costs associated with the next drilling program. VAALCO also invested $17.9 million in acquisitions of crude oil and natural gas properties in net cash in the first quarter of 2021 related to the Sasol interest purchase.

At the end of the first quarter of 2021, VAALCO had an unrestricted cash balance of $19.3 million. The unrestricted cash balance includes $1.7 million of cash attributable to non-operating joint venture owner advances. Working capital at March 31, 2021 was $(15.8) million compared with $11.4 million at December 31, 2020, while Adjusted Working Capital at March 31, 2021 totaled $(2.7) million, compared with $24.3 million at December 31, 2020.

Hedging

On January 22, 2021, the Company entered into commodity swaps at a Dated Brent weighted average of $53.10 per barrel for the period from and including February 2021 through January 2022 for a quantity of 709,262 barrels.  At March 31, 2021, the unexpired commodity swaps were for an underlying quantity of 550,523 barrels and had a fair value asset liability of $4.2 million reflected in “Accrued liabilities and other” line of the consolidated balance sheet.

On May 6, 2021, the Company entered into commodity swaps at a Dated Brent weighted average of $66.51 per barrel for the period from and including May 2021 through October 2021 for a quantity of 672,533 barrels. The Company is hedging a majority of its 2021 production volumes to protect cash flows which are expected to be used to fund the 2021/2022 drilling program of up to four wells and the potential FSO unit capital upgrade costs if an agreement is executed. In total, VAALCO now has 70% of its production hedged through October 2021 at a Dated Brent weighted average price of $62.27 per barrel.

Guidance

Second quarter 2021 production guidance is expected to be 7,600 to 8,200 BOPD, which represents a 53% increase at the midpoint compared to the first quarter of 2021. Production expense, excluding workovers, is expected to be $24.50 to $27.00 which represents a slight decrease at the midpoint compared to the first quarter of 2021. While VAALCO reaffirms full year 2021 guidance for production and capital, the Company has seen improvements in production expense due to implementing cost containment efforts and forecasts that many of these savings will continue throughout 2021. With that in mind, VAALCO is reducing the midpoint of production expense, excluding workovers, by $2 million to an updated range of $69 million to $73 million. This translates to a reduction in the expected production expense, excluding workovers per BO to $24.50 to $27.75.

Conference Call

As previously announced, the Company will hold a conference call to discuss its first quarter financial and operating results on Thursday May 13, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907.  Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741.  Participants should request to be joined to the “VAALCO Energy First Quarter 2021 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of VAALCO’s workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, VAALCO’s 2021/2022 drilling campaign, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

	As of March 31, 2021	As of December 31, 2020
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$19,251	$47,853
Restricted cash	82	86
Receivables:
Trade	23,803	—
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	152	3,587
Other	29	4,331
Crude oil inventory	820	3,906
Prepayments and other	5,175	4,215
Total current assets	49,312	63,978

Crude oil and natural gas properties, equipment and other - successful efforts method, net	78,192	37,036
Other noncurrent assets:
Restricted cash	1,752	925
Value added tax and other receivables, net of allowance of $5.1 million and $2.3 million, respectively	5,565	4,271
Right of use operating lease assets	19,454	22,569
Abandonment funding	22,862	12,453
Total assets	$177,137	$141,232
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,121	$16,690
Accounts with joint venture owners	1,721	4,945
Accrued liabilities and other	33,777	17,184
Operating lease liabilities - current portion	13,088	12,890
Foreign income taxes payable	6,384	860
Current liabilities - discontinued operations	13	7
Total current liabilities	65,104	52,576
Asset retirement obligations	32,196	17,334
Operating lease liabilities - net of current portion	6,361	9,671
Deferred tax liabilities	1,809	—
Other long-term liabilities	73	193
Total liabilities	105,543	79,774
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 68,328,224 and 67,897,530 shares issued, 57,806,504 and 57,531,154 shares outstanding, respectively	6,833	6,790
Additional paid-in capital	75,064	74,437
Less treasury stock, 10,521,720 and 10,366,376 shares, respectively, at cost	(42,824)	(42,421)
Retained earnings	32,521	22,652
Total shareholders' equity	71,594	61,458
Total liabilities and shareholders' equity	$177,137	$141,232

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$39,774	$18,389	$12,557
Operating costs and expenses:
Production expense	16,133	9,749	6,456
Exploration expense	142	—	3,572
Depreciation, depletion and amortization	4,148	3,103	1,266
Impairment of proved crude oil and natural gas properties	—	30,625	—
General and administrative expense	4,547	754	4,744
Bad debt expense and other	101	810	25
Total operating costs and expenses	25,071	45,041	16,063
Other operating expense, net	(360)	(31)	(786)
Operating income (loss)	14,343	(26,683)	(4,292)
Other income (expense):
Derivative instruments gain (loss), net	(5,954)	7,339	(6)
Interest income, net	5	116	5
Other, net	4,580	(31)	(34)
Total other income (expense), net	(1,369)	7,424	(35)
Income (loss) from continuing operations before income taxes	12,974	(19,259)	(4,327)
Income tax expense (benefit)	3,086	33,478	(789)
Income (loss) from continuing operations	9,888	(52,737)	(3,538)
Loss from discontinued operations, net of tax	(19)	(63)	(57)
Net income (loss)	$9,869	$(52,800)	$(3,595)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.91)	$(0.06)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00
Net income (loss) per share	$0.17	$(0.91)	$(0.06)
Basic weighted average shares outstanding	57,636	57,975	57,493
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.91)	$(0.06)
Income (loss) from discontinued operations, net of tax	0.00	0.00	0.00
Net income (loss) per share	$0.17	$(0.91)	$(0.06)
Diluted weighted average shares outstanding	58,461	57,975	57,493

VAALCO ENERGY, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,869	$(52,800)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss from discontinued operations	19	63
Depreciation, depletion and amortization	4,148	3,103
Bargain purchase gain	(7,651)	—
Impairment of proved crude oil and natural gas properties	—	30,625
Other amortization	—	60
Deferred taxes	1,809	35,638
Unrealized foreign exchange gain	(400)	(22)
Stock-based compensation	1,559	(2,569)
Cash settlements paid on exercised stock appreciation rights	(852)	—
Derivative instruments (gain) loss, net	5,954	(7,339)
Cash settlements received (paid) on matured derivative contracts, net	(1,710)	718
Bad debt expense and other	101	810
Other operating loss, net	360	31
Operational expenses associated with equipment and other	247	578
Change in operating assets and liabilities:
Trade receivables	(12,647)	14,335
Accounts with joint venture owners	275	13,812
Other receivables	(53)	(755)
Crude oil inventory	5,795	(2,793)
Prepayments and other	(3,240)	(993)
Value added tax and other receivables	(149)	(370)
Accounts payable	(6,627)	(1,130)
Foreign income taxes receivable/payable	5,524	(1,284)
Accrued liabilities and other	(576)	(2,073)
Net cash provided by continuing operating activities	1,755	27,645
Net cash used in discontinued operating activities	(13)	(18)
Net cash provided by operating activities	1,742	27,627
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(1,198)	(11,980)
Acquisition of crude oil and natural gas properties	(17,858)	—
Net cash used in continuing investing activities	(19,056)	(11,980)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(19,056)	(11,980)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	347	—
Treasury shares	(403)	(652)
Net cash used in continuing financing activities	(56)	(652)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(56)	(652)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(17,370)	14,995
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	61,317	59,124
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$43,947	$74,119

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020	December 31, 2020
NRI SALES DATA
Crude oil (MBbls)	619	294	290
NRI PRODUCTION DATA
Crude oil (MBbls)	466	450	429
Average daily production volumes (BOPD)	5,180	4,944	4,662
REALIZED DERIVATIVE INSTRUMENTS GAIN (LOSS)
Realized derivative instruments gain (loss), net, in thousands	$(1,710)	$718	$—
Realized derivative instruments gain (loss), net (Per Bbls)	(2.76)	2.44	0.00

AVERAGE SALES PRICES:
Crude oil (Per Bbls)	$61.31	$59.54	$42.07
COSTS AND EXPENSES (Per Bbl of sales):
Production expense	$26.06	$33.16	$22.26
Production expense, excluding workovers*	26.02	23.39	22.66
Depreciation, depletion and amortization	6.70	10.55	4.37
General and administrative expense**	7.35	2.56	16.36
Property and equipment expenditures, cash basis (in thousands)	$1,198	$11,980	$(2,309)

*Workover costs excluded from the three months ended March  31, 2021 and 2020 and December  31, 2020 are $0.0 million, $2.8 million and $(0.1) million, respectively.

**General and administrative expenses include $2.52, $(8.74) and $7.62 per barrel of oil of sales of stock-based compensation expense in the three months ended March 31, 2021, and 2020 and December  31, 2020, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities.  Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	March 31, 2021	March 31, 2020	December 31, 2020
Net income (loss)	$9,869	$(52,800)	$(3,595)
Adjustment for discrete items:
Discontinued operations, net of tax	19	63	57
Impairment of proved crude oil and natural gas properties	—	30,625	—
Unrealized derivative instruments (gain) loss	4,244	(6,621)	6
Gain on Sasol Acquisition, net	(5,491)	—	—
Deferred income tax expense (benefit)	(349)	35,638	(2,813)
Other operating expense, net	360	31	786
Adjusted Net Income (Loss)	$8,652	$6,936	$(5,559)

Diluted Adjusted Net Income (Loss) per Share	$0.15	$0.12	$(0.10)
Diluted weighted average shares outstanding (1)	58,461	57,975	57,493

(1)  No adjustments to weighted average shares outstanding

	Three Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	March 31, 2021	March 31, 2020	December 31, 2020
Net income (loss)	$9,869	$(52,800)	$(3,595)
Add back:
Impact of discontinued operations	19	63	57
Interest income, net	(5)	(116)	(5)
Income tax expense (benefit)	3,086	33,478	(789)
Depreciation, depletion and amortization	4,148	3,103	1,266
Exploration expense	142	—	3,572
Impairment of proved crude oil and natural gas properties	—	30,625	—
Non-cash or unusual items:
Stock-based compensation	1,559	(2,569)	2,211
Unrealized derivative instruments (gain) loss	4,244	(6,621)	6
Gain on Sasol Acquisition, net	(5,491)	—	—
Other operating expense, net	360	31	786
Bad debt expense and other	101	810	25
Adjusted EBITDAX	$18,032	$6,004	$3,534

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of March 31, 2021	As of December 31, 2020	Change
Current assets	$49,312	$63,978	$(14,666)
Current liabilities	(65,104)	(52,576)	(12,528)
Working capital	(15,792)	11,402	(27,194)
Add: operating lease liabilities - current portion	13,088	12,890	198
Add: current liabilities - discontinued operations	13	7	6
Adjusted Working Capital	$(2,691)	$24,299	$(26,990)